June 6, 2017
Martyn Smith
61 Esmond Road
London
W4 1JE
United Kingdom
Dear Martyn,
Your Existing Employment Contract
Reference is made to your existing contract of employment between Avis Budget Services Limited and yourself dated 25th January 2017 (the “Existing Contract”). Consistent with your recent conversations with Avis Budget Group, Inc. (the “Company”), this letter serves to set forth the terms of an assignment for the Company and will serve to terminate your Existing Contract for the Term (as defined below), including with respect to any and all fees and expenses payable thereunder.
Assignment
As from June 9, 2017, you will be appointed on a short-term basis as interim Chief Financial Officer of the Company reporting to the Chief Executive Officer of the Company (the “Assignment”).
As part of the Assignment, you will (i) have responsibility for the financial affairs of the Company, (ii) exercise supervisory responsibility for the performance of the duties of the Company’s Treasurer, Controller and Chief Accounting Officer, and (iii) have such other duties as may be prescribed the Board of Directors of the Company (the “Board”), the Chairman of the Board or the Chief Executive Officer (collectively, the “Interim CFO Duties”).
For the avoidance of doubt, the Interim CFO Duties will be in addition to your duties and responsibilities as non-executive director of the Company’s joint venture in China, and an employer-nominated trustee of Avis Pension Trustees Limited and as a director of Pension Company.
Duration
The Assignment will have a term commencing May 22, 2017 and terminate upon 60 days’ notice by either party as set forth below (the “Term”). It is presently anticipated that the Term will be between four and nine months.
Location
You will be expected to perform the Interim CFO Duties at the Company’s world headquarters located in Parsippany, New Jersey. You will continue to be expected to travel to both China and the UK in order to perform your duties, as necessary.

Fees and Expenses
For the duration of the Term, in consideration of the duties to be performed during the Assignment for the Term, you will be paid an annual base salary of $575,000, less applicable taxes and withholdings, including social security and medicare. Your base salary shall be payable according to the customary U.S. payroll practices of the Company, but in no event less frequently than once each month. If the duration of the Term is less than six months, base salary payments shall continue to be made through the end of the Term as if the Term had a duration of six months.
For the duration of the Term, you shall also be eligible to earn a target annual incentive equal to 80% of your annual base salary, provided the Company achieves the applicable performance goals established by the Compensation Committee, pro-rated for the actual number of days of the Term elapsing during the applicable fiscal year. Any annual incentive that becomes payable to you shall be paid as soon as reasonably practicable following receipt by the Board of the audited consolidated financial statements of the Company for the relevant fiscal year, but in no event later than two and a half months following the end of the applicable fiscal year in which such annual incentive was earned.
In addition you will receive relocation assistance and benefits under the Company’s standard policies, including:

•	Housing in a fully furnished two bedroom apartment or equivalent in the Parsippany, NJ metropolitan area;

•	Use of a company automobile on a basis no less favourable than as provided to any other similarly situated executive of the Company;

•
Reimbursement for up to two business class flights between Newark, NJ and London, England each month during the Term for purposes of home visits; it being understood that business trips to London will also be considered home visits for purposes of this benefit and that such tickets may be in either your name or the name of your spouse;

•	For the duration of the Term, health coverage under the International Expatriate Health Plan for you and your spouse; and

•	Immigration support.
Any taxes associated with the above relocation assistance will be reimbursed consistent with the Company’s standard policies. The Company will reimburse you for all reasonable travel and other expenses incurred by you in connection with the performance of the Interim CFO Duties in accordance with applicable policies of the Company as in effect from time to time. You shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and shall promptly provide all appropriate and requested documentation in connection with such expenses.
Tax Assistance
The Company will provide U.S. and U.K. personal income tax return preparation assistance through the Company's Tax Service provider for the year of your move to the United States and for any years impacted by your relocation to the United States. You will be responsible for any U.S. and U.K. tax payment with associated tax liability that arises.

Equity awards granted by the Company prior to the start of your U.S. employment and vesting during your U.S. employment may be subject to both U.K. and U.S. tax liability and tax return filings, and any such vesting may result in U.S. tax obligations after repatriation.  Should any such U.S. tax obligations result in respect of such equity awards and you incur an increased personal tax liability over your relative home country liability had you not been working in the U.S. with respect to such obligations, the Company will fund the excess tax incurred.  Should you incur any other increased personal tax liability over your relative home country liability had you not been working in the U.S., the Company will fund the excess tax incurred in an amount not to exceed $75,000. The Company’s Tax Service provider will prepare a tax reconciliation calculation to determine the amount due back from the Company, if any, as needed after your returns have been finalized.
Termination
Either the Company or you may terminate the Assignment and the Term at any time by providing 60 days’ written notice. At the expiration of the Term, the Company will pay your reasonable repatriation expenses to the extent that you are still located in the United States. You will not be entitled to any repatriation expenses in the event that the Company terminates your employment for cause or in the event that you elect to resign.
Section 409A
The intent of the parties is that payments and benefits under this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to you under this agreement and any compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this agreement or any such plan, program or arrangement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
So long as the Assignment and the Term have not been terminated by the Company for cause or voluntarily terminated by you, Avis Budget Services Limited agrees to enter into a new agreement with you substantially on the terms of the Existing Contract as currently set forth on the date hereof following the expiration of the Term.

Yours sincerely,
/s/ Edward P. Linnen
Edward P. Linnen
Chief Human Resources Officer
Avis Budget Group, Inc.

AGREED AND ACKNOWLEDGED:

MARTYN SMITH

/s/ Martyn Smith
Martyn Smith
Date: June 6, 2017

AVIS BUDGET SERVICES LIMITED

/s/ Paul Ford
Name: Paul Ford
Date: June 6, 2017